Exhibit 99.1

Visualant, Incorporated Announces Name Change to

Know Labs, Inc.

and files to Trade under New Stock Symbol

Seattle, WA. – May 2, 2018 – Visualant, Incorporated. (OTCQB: VSUL) – a provider of identification, authentication and diagnostic solutions, announced today it has filed a corporate action with FINRA to change its corporate name from Visualant, Inc. to Know Labs, Inc.  and to change its stock ticker symbol. The Company’s common stock will trade under the new stock symbol which will be announced as soon as it is approved by regulatory authorities.

Phil Bosua, Know Labs’ newly appointed Chief Executive Officer said about the name change, “Our technology provides knowledge to businesses and consumers about their surroundings and themselves.  Our proprietary ChromaID™ technology provides knowledge allowing for identification and authentication.  Our newly introduced Bio-RFID™ technology will provide information and knowledge to consumers about their health and wellness. We will allow you to know more about yourself and the world you live in.  Our name change acknowledges our movement to expand beyond color into the broader reaches of electromagnetic intelligence.  I am excited that our forthcoming products will allow you to know yourself better.”

Visualant Founder and Chairman Ron Erickson said, “The new senior management and their new vision required, in my mind, a rebranding of the Company.  The new name embodies the excitement of our recent technology breakthroughs, our new product plans and the energy and creativity of our new team.  I share Phil’s excitement about the future.”

About Know Labs, Inc.

Know Labs (formerly Visualant) is a public company whose shares currently trade under the stock symbol “VSUL.” The company’s technology directs structured light or radio waves through a substance or material to capture a unique molecular signature.  The Company refers to these signatures as ChromaID™ and Bio-RFID™. ChromaID and Bio-RFID are used to identify, detect, or diagnose substance markers or biomarkers that may be invisible to the human eye.  ChromaID and Bio-RFID scanner modules can be integrated into a variety of mobile or bench-top form factors. This patented and patent pending, award-winning technology makes it possible to effectively conduct analyses that could only previously be performed by invasive and/or large and expensive lab-based tests. For more information on Know Labs, visit the company’s website at www.knowlabs.co

Visualant Contact:

Mike Grabham

mike@knowlabs.co

Ph. 206-354-8751